EXHIBIT 99.1

FedFirst Financial Corporation Announces Second Quarter 2014 Results

MONESSEN, Pa., July 31, 2014 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) (the "Company"), the parent company of First Federal Savings Bank (the "Bank"), today announced a net loss of $276,000 for the three months ended June 30, 2014 compared to net income of $576,000 for the three months ended June 30, 2013. Diluted loss per share was $0.12 for the three months ended June 30, 2014 compared to diluted earnings per share of $0.23 for the three months ended June 30, 2013. The Company reported net income of $258,000 for the six months ended June 30, 2014 compared to $1.4 million for the six months ended June 30, 2013, a decrease of $1.1 million or 81.2%. Diluted earnings per share was $0.11 for the six months ended June 30, 2014 compared to $0.55 for the six months ended June 30, 2013, a decrease of $0.44 per share or 80.0%. The quarter and year-to-date results were largely impacted by $1.4 million in merger-related expenses from the Company's planned merger with CB Financial Services, Inc., a Carmichaels, Pennsylvania based holding company for Community Bank.

"Although merger-related expenses resulted in negative results this quarter, our core banking business performed well," said Patrick G. O'Brien, President and CEO. "Net interest income improved over 5% compared to the prior year period, while commercial real estate and commercial business loans have driven year-to-date loan growth of over 5%."

Second Quarter Results

Net interest income for the three months ended June 30, 2014 increased $138,000, or 5.3%, to $2.7 million compared to $2.6 million for the three months ended June 30, 2013. Payoff of higher-cost, long-term borrowings replaced at short-term, lower rates resulted in a $93,000 decrease in interest expense on borrowings and interest rate reductions and decreases in average balances on higher-cost deposits resulted in a $58,000 decrease in interest expense on deposits. In addition, primarily due to commercial loan growth, interest income on loans increased $32,000 despite the impact of a one-time receipt in the prior period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. This was partially offset by a $67,000 decline in interest income on securities from paydowns.

The provision for loan losses was $220,000 for the three months ended June 30, 2014 compared to $165,000 for the three months ended June 30, 2013. In the current period, the provision was impacted by commercial loan growth. Net recoveries for the three months ended June 30, 2014 were $5,000 compared to net charge-offs of $38,000 for the three months ended June 30, 2013.

Noninterest income increased $62,000, or 5.7%, to $1.1 million for the three months ended June 30, 2014 and remained comparable to the three months ended June 30, 2013. Insurance commissions increased $182,000 primarily due to increases in contingency fee income and, to a lesser extent, commissions on commercial policies. This was partially offset by a $72,000 decrease in other noninterest income primarily due to the recognition of deferred income in the prior period from the payoff of a previously refinanced real estate owned property. In addition, fees and service charges income decreased $47,000 primarily due to prepayment fees received in the prior year from commercial loan payoffs.

Noninterest expense increased $1.5 million, or 58.1%, to $4.1 million for the three months ended June 30, 2014 compared to $2.6 million for the three months ended June 30, 2013 primarily due to $1.4 million of merger-related expenses. Merger-related expenses included $719,000 in professional services related to investment banker and legal fees, $654,000 of occupancy expenses related to the planned consolidation of the First Federal Peters and Washington branches into nearby Community Bank branches, and $11,000 in audit and accounting fees. In addition, real estate owned expense increased $78,000 primarily due to a $75,000 loss on sale of a real estate owned property in the current period.

Year-to-Date Results

Net interest income increased $238,000, or 4.6%, to $5.4 million for the six months ended June 30, 2014 compared to $5.1 million for the six months ended June 30, 2013. Payoff of higher-cost, long-term borrowings replaced at short-term, lower rates resulted in a $149,000 decrease in interest expense on borrowings and interest rate reductions and decreases in average balances on higher-cost deposits resulted in a $126,000 decrease in interest expense on deposits. In addition, primarily due to commercial loan growth, interest income on loans increased $109,000 despite the impact of a one-time receipt in the prior period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. This was partially offset by a $179,000 decline in interest income on securities from paydowns.

The provision for loan losses was $295,000 for the six months ended June 30, 2014 compared to $165,000 for the six months ended June 30, 2013. In the current period, the provision was impacted by commercial loan growth. Net recoveries for the six months ended June 30, 2014 were $9,000 compared to net charge-offs of $61,000 for the six months ended June 30, 2013.

Noninterest income decreased $208,000, or 8.8%, to $2.1 million for the six months ended June 30, 2014 compared to $2.4 million for the six months ended June 30, 2013. Fees and service charges income decreased $92,000 primarily due to prepayment fees received in the prior year from commercial loan payoffs. Other noninterest income decreased $72,000 primarily due to the recognition of deferred income in the prior period from the payoff of a previously refinanced real estate owned property. In addition, insurance commissions decreased $42,000 primarily due to a decrease in contingency fee income partially offset by an increase in commissions on commercial policies.

Noninterest expense increased $1.6 million, or 30.2%, to $6.8 million for the six months ended June 30, 2014 compared to $5.2 million for the six months ended June 30, 2013 primarily due to $1.4 million of merger-related expenses. Merger-related expenses included $719,000 in professional services related to investment banker and legal fees, $654,000 of occupancy expenses related to the planned consolidation of the First Federal Peters and Washington branches into nearby Community Bank branches, and $11,000 in audit and accounting fees. Real estate owned expense increased $82,000 primarily due to a $75,000 loss on sale of a real estate owned property in the current period. Compensation and employee benefits expense increased $54,000 primarily due to an increase in stock-based and employee benefit expenses. Occupancy expenses increased $43,000 primarily due to strategic branch initiatives.

Balance Sheet Review

Total assets increased $11.9 million to $331.0 million at June 30, 2014 compared to $319.0 million at December 31, 2013. Net loans increased $15.2 million to $284.1 million primarily as a result of growth in commercial real estate and commercial business loans, as well as disbursements on constructions loans, partially offset by a decrease in home equity and residential mortgage loans. Securities available-for-sale decreased $2.4 million primarily due to paydowns. Deposits increased $12.2 million to $231.5 million principally in money market accounts and noninterest and interest-bearing demand deposits, partially offset by a decrease in certificates of deposit. During the current period, municipal customers made large deposits, some of which may be temporary. Stockholders' equity decreased $1.0 million to $50.8 million at June 30, 2014 compared to $51.9 million at December 31, 2013  primarily due to $884,000 in dividend payments to stockholders, which included a $0.25 per share special dividend, and the purchase of 41,483 shares of the Company's common stock for $831,000 partially offset by $258,000 of net income for the six months ended June 30, 2014 and a $211,000 increase in accumulated other comprehensive income as a result of an increase in the unrealized gain position of the security portfolio.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	June 30,	December 31,
	2014	2013
Selected Financial Condition Data:
Assets	$ 330,955	$ 319,027
Cash and cash equivalents	4,714	5,552
Securities available-for-sale	24,370	26,772
Loans receivable, net	284,060	268,812
Deposits	231,477	219,232
Borrowings	45,818	45,591
Stockholders' equity	50,821	51,851

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Operations Data:
Total interest income	$ 3,269	$ 3,282	$ 6,489	$ 6,526
Total interest expense	530	681	1,120	1,395
Net interest income	2,739	2,601	5,369	5,131
Provision for loan losses	220	165	295	165
Net interest income after provision for loan losses	2,519	2,436	5,074	4,966
Noninterest income	1,146	1,084	2,145	2,353
Noninterest expense - merger-related	1,387	--	1,387	--
Noninterest expense	2,710	2,592	5,389	5,204
(Loss) income before income tax (benefit) expense and noncontrolling interest in net income of consolidated subsidiary	(432)	928	443	2,115
Income tax (benefit) expense	(185)	342	138	693
Net (loss) income before noncontrolling interest in net income of consolidated subsidiary	(247)	586	305	1,422
Noncontrolling interest in net income of consolidated subsidiary	29	10	47	52
Net (loss) income of FedFirst Financial Corporation	$ (276)	$ 576	$ 258	$ 1,370

Dividends per share - regular	$ 0.08	$ 0.06	$ 0.14	$ 0.10
Dividends per share - special	--	--	0.25	--
(Loss) earnings per share - basic	(0.12)	0.24	0.12	0.56
(Loss) earnings per share - diluted	(0.12)	0.23	0.11	0.55

Weighted average shares outstanding - basic	2,231,561	2,446,186	2,232,304	2,450,894
Weighted average shares outstanding - diluted	2,293,429	2,479,834	2,286,038	2,478,222

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Financial Ratios(1):
Return on average assets	(0.34)%	0.72%	0.16%	0.86%
Return on average equity	(2.13)	4.18	1.00	5.01
Average interest-earning assets to average interest-bearing liabilities	127.66	128.26	127.61	127.74
Average equity to average assets	15.82	17.32	15.96	17.25
Interest rate spread	3.38	3.25	3.33	3.20
Net interest margin	3.57	3.51	3.54	3.47

	Period Ended
	June 30,	December 31,
	2014	2013
Allowance for loan losses to total loans	1.21%	1.17%
Allowance for loan losses to nonperforming loans	113.12	136.41
Nonperforming loans to total loans	1.07	0.86
Nonperforming assets to total assets	0.96	0.80
Nonperforming assets and troubled debt restructurings performing under modified terms to total assets	1.66	1.54
Net charge-offs to average loans	--	0.12
Tier 1 (core) capital and tangible equity (2)	13.70	14.06
Tier 1 risk-based capital (2)	19.65	20.59
Total risk-based capital (2)	20.90	21.84
Book value per share	$ 21.95	$ 22.00
Outstanding shares	2,315,810	2,357,293

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for First Federal Savings Bank only.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800